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                                                                   EXHIBIT 10.17




February 27, 1995

Mr. Roger Menard
23446 Toyonita Road
Los Altos Hills, California  94022

Dear Roger:

The intent of this letter is to amend your employment agreement dated April 6, 1992. The changes, as approved by the Personnel, Compensation and Stock Plan Committee of the Board of Directors on January 25, 1995, only effects sections 2, 3 and 4 of your agreement. The remaining provisions remain intact and in effect. The changes are as follows and become effective January 1, 1995.

Section 2 Term: The term of your agreement has been extended for two years which will now continue through November 30, 1997.

Section 3 Duties and Responsibilities: This section is being amended to reflect expanded responsibilities effective December 1, 1993. Your new title is Executive Vice President and President, U.S. Operations.

Section 4 Compensation:

         (a) Base Salary: Your base salary, effective January 1, 1995, has been increased to $350,000.

         (b) Incentive Compensation: Your Incentive Compensation for 1995 shall be 8.5% of the "U.S. Operations Incentive Compensation Pool" created generally by the pretax profits and losses of all domestic operating divisions for which you have responsibility, including the Mortgage Company. As stated in you April 1992 Agreement:

                          "As with division compensation pools, your Incentive Compensation Pool is determined in accordance with the formula adopted by the Board of Directors and may be adjusted from time to time. In addition, a minimum return on equity, in an amount to be determined by the Board of Directors, may be taken into consideration in computing future pretax earnings."
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Mr. Roger Menard
February 27, 1995
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         (c)     The Deferral Point is eliminated from your agreement and all cash compensation will be paid during the month of January in the following year. All incentive compensation will be paid pursuant to the terms of the Performance-Based Incentive Plan for Senior Management. This plan will be sent to the shareholders for approval as part of our 1995 annual meeting. If the plan for any reason is not approved the agreement will be terminated. There will be a cap on annual cash incentive compensation of $2 million.


These are the extent of changes made to your previous agreement. Please signify your acceptance of these changes by signing this letter addendum and returning it to Alan Kaye, Vice President, Human Resources at our corporate office.

As always, Roger, I look forward to working with you for many more successful years.


Sincerely,

/s/ Bruce Karatz
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Bruce Karatz
Chairman and CEO


Agreed to and Acknowledged by:


/s/ Roger Menard
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Roger Menard



February 27, 1995
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Date